Securities Exchange Act of 1934 -- Form 8-K



                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                           Date of Report :
                           February 4, 1998
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                  CBL & ASSOCIATES PROPERTIES, INC.
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        (Exact name of registrant as specified in its charter)


Delaware                 1-12494                 62-1545718
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(State or other         (Commission             (IRS Employer
jurisdiction of          File Number)            Identification
incorporation)                                   Number)


   One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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               (Address of principal executive offices)


         Registrant's telephone number, including area code:
                            (423) 855-0001
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
                   CBL & ASSOCIATES PROPERTIES, INC.
                        Conference Call Outline
                          FEBRUARY 4, 1999
                             10:00 A.M.




Good morning, everyone. This is Charles Lebovitz. I am really excited to "kick off" today's conference call. We are very proud of our 1998 earnings and also very proud of the two senior executive promotions announced earlier this week. We appreciate your participation in our conference call to discuss the 1998 results. Before we begin, I would like to have Beth Strauss, our Director of Investor Relations, take care of our Safe Harbor disclosure.

Thank you, Charles.

This conference call contains "forwarding-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

Charles...

As hopefully many of you saw on Monday, we announced the promotion of John Foy to Vice Chairman and Treasurer and Stephen Lebovitz to President. John and Stephen have played major, vital roles in the growth and success of our Company, and they both personify the true meaning of dedication. These promotions are well deserved and fully earned.
Since becoming a publicly held company a little over five years ago, our portfolio has grown by 114% in terms of gross leasable area and by 137% in funds from operations. We are poised today to continue and exceed these impressive results.

John will retain his position as Director and Chief Financial Officer and will continue to lead our capital markets and investor relations efforts. In addition to continuing to head up our development and acquisition programs, Stephen will assume a broader corporate role and will become more involved in leasing and management as well as in our investor relations activities. He will continue to reside in Boston, but will be spending even more time in the home office to enable him to work with our total organization.
                                PAGE 2 OF 9

John and Stephen have the ability and the commitment to take our Company to the next level, and I am looking forward to continuing to be fully involved with them as Chairman and Chief Executive Officer. With the promotion of Stephen to President, I obviously have one less title, but I assure you that my plate will still be full. As a final comment, I will say that there is no one in whom I have more confidence to assume these senior leadership positions for our Company.

With that, I'll turn the call over to our Vice-Chairman and CFO, John Foy.


GROWTH

During 1998, we achieved outstanding FFO growth by delivering on our goals of maximizing growth from our existing properties, penetrating new markets and enhancing our franchise position in existing markets. In doing so, we achieved our fifth consecutive quarter of double-digit FFO growth.

Our 17.5% increase in FFO per diluted, fully converted share for 1998 over 1997 breaks down as follows:

1. 2.4% from the 12 new shopping centers opened during the last twenty-four months, representing 3.2 million square feet of new developments in operation for 1998;

2. 10.1% from the acquisition of one mall and two associated centers in 1997 and eight malls, two associated centers and one community center in 1998; and

3.   5.0% from improved operations in our stabilized portfolio.

Our 17.5% increase in FFO per diluted, fully converted share for 1998 includes adjustments necessary to comply with changes in FASB policies regarding diluted shares and capitalization of internal acquisition costs.

Our NOI increased 44.5% to $174.8 million. Our revenues were $255 million, an increase of 43.4%, and property operating expenses were $80.2 million, an increase of 44.0%, for 1998 over 1997, in large part due to the 25 new development and acquisition centers opened or acquired during the last twenty-four months. Our cost recovery ratio for 1998 was 92% consistent with the prior year period.

FUNDS FROM OPERATIONS

Our total FFO for 1998 was $93.7 million, or $2.68 per diluted, fully converted share. In order to be consistent with industry practice, beginning with the first quarter of 1998, FFO included straight-line rents. As indicated in our earnings release, the impact on FFO from straight-line rents was an increase of .12cent per diluted, fully converted share for 1998.

We continue, however, to exclude outparcel sales in our calculation, although NAREIT would allow us to include this item.
The addition of outparcel sales would add another .12cent per share, increasing FFO per diluted, fully converted share to $2.80.

FFO per diluted, fully converted share adjusted to give effect to the addition of straight line rents for 1997 will be reported in the transcript of this conference call to be filed as a Form 8-K today.

Per Share Data           1 Q 97    2 Q 97    3 Q 97    4 Q 97   Year Ended
----------------------   ------    ------    ------    ------   ----------
Basic FFO as Reported     $0.53     $0.53     $0.55     $0.61      $2.22

Diluted FFO               $0.52     $0.52     $0.55     $0.61      $2.21

Diluted FFO with
  Straight Line Rents     $0.54     $0.54     $0.56     $0.64      $2.28



Effective January 1, 1998, in accordance with the new accounting policy issued by the FASB's emerging issues task force, we no longer capitalize internal costs related to acquisitions. We capitalized approximately $406,000 of internal acquisition costs in 1997.

On May 21, 1998, the FASB's emerging issues task force issued EITF 98-9 which outlines the proper accounting treatment for contingent rental income, such as percentage rental income. This EITF was
subsequently reversed.   The issuance and subsequent reversal of
this EITF had no effect on our earnings.


DEVELOPMENTS - EXTERNAL GROWTH

As you can tell from the development activity listed in our release, we had a very active year. We opened over 871,000 square feet of new developments. We currently have six new projects under construction totaling 2.0 million square feet. These projects are listed in the release and are on schedule to meet their opening dates. These six projects, which include one regional mall and its adjacent associated center, a free-standing theatre, a department store addition to an existing mall and two power centers, represent an investment of approximately $166 million with initial yields in the range of 9% - 11%.

The largest of these projects under construction is Arbor Place, a two-level, super-regional mall that will contain approximately 1.2 million square feet at full build-out. The first phase is scheduled to open in October 1999 and will have four anchors, Parisian, Dillard's, Sears and Upton's. Junior anchors committed at Arbor Place include Regal Cinemas, Border's Books, Bed Bath and Beyond and Old Navy. Arbor Place is 72% leased and committed today.

During the quarter, we also announced development plans for a power center in Richmond, VA that is expected to open in Spring 2000. We should start construction during the second quarter. We have previously announced development plans for two new regional malls, one in Myrtle Beach, South Carolina and the redevelopment of Parkway City Mall in Huntsville, AL, which we acquired in December in a joint venture with Colonial Properties. Both malls are expected to open in 2001.


ACQUISITIONS - EXTERNAL GROWTH

1998 was a phenomenal year for our acquisition team. We acquired over 6.5 million square feet for a total investment of $574 million at an average NOI yield of 8.6%. Excluding property management fees and structural reserves, the average initial NOI yield is 9.0%. We are pleased that our conservative and disciplined approach to acquisitions has yielded eleven quality properties with excellent growth potential. Our efforts during 1999 will be concentrated on maximizing our returns from these eleven properties. As you know, we do not budget for acquisitions but we will consider exceptional opportunities if we can add value to those assets.

We would like to point out that in keeping with our conservative reporting practices, our calculations of initial yields on our acquisitions are based on income in place at the time of closing. We do not include straight-line rents or projected rents from lease ups in revenues. In addition, our underwriting includes an allowance for structural reserves and management fees.


IMPROVED OPERATIONS - INTERNAL GROWTH

As mentioned in our earnings release, our overall portfolio occupancy was 94.8% at December 31, 1998 as compared to 93.7% at December 31, 1997, with the malls and associated centers showing the best increases. The occupancy of the combined stabilized and new mall portfolio, increased to 93.6% at year end 1998 from 91.1% at year end 1997.

The average occupancy of the eight malls we acquired during 1998 is 92%. We believe that this lower occupancy percentage provides opportunities for significant upside. We will utilize our leasing expertise to increase the occupancy at these centers to be in line with that of our stabilized malls, translating into both increased FFO and returns on investments.

We are very pleased with our portfolio occupancy percentages, especially in our malls. The 93.6% occupancy percentage of our combined new and stabilized mall portfolio is one of the highest in our peer group. At these high occupancy levels, we believe that the demand for space will allow us to generate higher rentals as we replace underperforming tenants.

During 1998, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:


               Prior PSF
               Rent &
               Percenage    New PSF        New PSF     % Change   % Change
               Rent         Rent-Initial   Rent-Avg.   Initial    Average
               ----------   ------------   ---------   --------   ---------

Malls            $20.78        $22.68        $23.43       9.2%      12.8%

Associated
Centers          $ 9.58        $10.01        $10.04       4.5%       4.7%

Community
Centers          $ 8.03         $8.71         $8.92       8.5%      11.2%



Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for 1998.

In the mall portfolio, we leased 671,000 square feet at an average rate of $23.40 per square foot compared to 149,000 square feet of fallout at an average rate of $21.90 per square foot.

In the associated centers, we leased 75,000 square feet at an average rate of $10.30 per square foot compared to 31,000 square feet of fallout at an average rate of $10.70 per square foot.

In the community centers, we leased 356,000 square feet at an average rate of $9.30 per square foot compared to 133,000 square feet of fallout at an average rate of $8.50 per square foot.


SALES

As indicated in our press release, mall shop sales increased 3.8% on a comparable per square foot basis for 1998 as compared to 1997 and total mall shop sales volume increased 9.7%. In our markets, retail trends are positive and retailers continue to look for expansion opportunities.

The occupancy costs as a percentage of sales at our stabilized malls at December 31, 1998 decreased to 11.1% compared to 11.2% at December 31, 1997.

CAPITAL STRUCTURE

Our earnings release describes in great detail where we stood with our capital structure at the end of the quarter, but I would like to highlight the fact that through a combination of swap agreements, interest rate caps and a conventional permanent loan commitment, we have no variable rate debt exposure on operating properties. I would also like to point out that all of our swaps and caps are attached to outstanding debt and that we have no treasury locks outstanding. We have no derivative exposure.

As part of our capital plan, we have been very cognizant of our debt maturities. The average maturity on our fixed-rate debt is 9.4 years.


CAPITAL EXPENDITURES

Revenue generating capital expenditures, or tenant allowances for improvements, in 1998 were $8.1 million. During 1999, we expect to spend a total of approximately $8 million on revenue generating capital expenditures.

Revenue enhancing capital expenditures, or remodeling and renovation costs, were $8.4 million for 1998, the majority of which represents remodeling costs on our flagship mall, Hamilton Place here in Chattanooga. During 1999, we expect to spend a total of approximately $9 million for the remodeling of Rivergate Mall in Nashville, Tennessee and College Square in Morristown, Tennessee as well as three community centers.

Revenue neutral capital expenditures, which are recovered from the tenants, were $5.1 million for 1998. During 1999, we expect to spend a total of approximately $5 million on revenue neutral capital expenditures.


DIVIDEND INCREASE AND PAYOUT RATIO

The board of directors declared a quarterly dividend of $.465 per share, which equates to an annualized dividend of $1.86. Our payout ratio for 1998 was 69.4% as compared to 79.7% for 1997. Had outparcel sales been included in FFO per diluted, fully converted share, as NAREIT allows, our payout ratio would have been 66.4% for 1998 as compared to 72% for 1997.

For the fifth consecutive year, the board of directors expects to increase the annual cash dividend for our common stock by $0.09 a share, or 4.8%, to $1.95 per share effective for the first quarter of 1999.

ECONOMIC OUTLOOK

For 1999 and beyond, we see many opportunities both within our existing portfolio and through external growth, but the basic tenets of our growth strategy will remain continuing our geographic expansion in markets similar to those we have dominated for years, further strengthening our balance sheet to continue our growth, maximizing the returns from existing properties and continuing our development program.





A transcript of my comments will be filed as a Form 8K later this morning and will be available upon request. I would now be happy to answer any questions you may have.

                              SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CBL & ASSOCIATES PROPERTIES, INC.


                                          /c/ John N. Foy
                                   ----------------------------------

                                              John N. Foy
                                             Vice Chairman
                                  Chief Financial Officer and Secretary
                                 (Authorized Officer of the Registrant,
                                    Principal Financial Officer and
                                      Principal Accounting Officer)





Date:   February 4, 1999